Summit Materials Announces
Scott Anderson as New Chief Financial Officer

DENVER, CO. (March 1, 2023) — Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, is pleased to announce the appointment of Scott Anderson as its new Executive Vice President and Chief Financial Officer (CFO), effective March 1, 2023. Anderson brings to the role a wealth of experience in finance and operations, as well as a demonstrated commitment to the Summit strategy and the Company’s mission, vision, and values.

Scott has been an integral member of Summit's leadership team, serving as President of the Central Region since 2020. In addition to over two decades of industry experience with Hamm and Summit companies, Scott has recently distinguished himself by moving swiftly to deliver on the Elevate Summit goals. By prioritizing aggregates-led portfolio actions and an intentional focus on the high-growth Kansas City market, Scott has transformed the Central Region into a more materials-oriented business. His leadership in shifting towards a streamlined, aggregates centric portfolio representing approximately 75% of Adjusted EBITDA positions the Central Region for continued growth and improved profitability.

"Scott has been an outstanding leader at Summit, and I am thrilled to see him take on the CFO role," said CEO Anne Noonan. "He has a deep understanding of our business and our Elevate Summit strategy. He has been central to driving operational improvement and margin expansion while strengthening the portfolio by divesting non-core businesses and developing significant growth and expansion opportunities for Summit. I am confident that he will be an exceptional CFO and an invaluable member of our executive team."

Anderson will be taking over for Brian Harris, who has served as Summit's CFO since 2013. Harris will take on a non-executive role until his retirement date later this year and then will move into an advisory role through the end of 2024 to ensure a smooth transition.

As CFO, Anderson will oversee Summit's financial operations and work closely with the executive team to execute the Company's strategic plan, Elevate Summit. His expertise in finance and operations will be crucial in driving growth and profitability across the organization. Anderson holds a Bachelor's degree in Accounting from Emporia State University and is a CPA, with experience as an audit and tax partner before joining Hamm companies over 20 years ago. Additionally, Anderson has acted as a trusted advisor to the Kansas Department of Transportation Secretary throughout the recent passage of the Kansas 10-Year Eisenhower “IKE” Transportation Program and served as a Senate-confirmed board member on multiple State-level economic development organizations, as well as the Board President of the industry leading Kansas Contractors Association. Scott’s deep industry knowledge and insider perspective will bring instant operational credibility and help drive change more quickly and effectively at Summit Materials.

"I am honored to take on the CFO role and continue to serve Summit in this new capacity," said Anderson. "I have a deep respect for Summit's mission and values, and believe strongly in the strategic direction of our company. Together with the leadership team and all 4,800 Summit employees, I am committed to driving the Company's continued growth and success."

About Summit Materials, Inc.

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and non-residential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.

Forward Looking Statements
Except for the historical and factual information contained herein, the matters set forth in this press release, including statements regarding the impact of the proposed transition and other statements identified by words such as “will,” “estimates,” “expects,” “projects,” “plans,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control, including the completion of transition planning. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. You should not place undue reliance on these forward looking statements, which speak only as of the date of this press release. Unless legally required, we undertake no obligation and expressly disclaim any such obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Andy Larkin
VP, Investor Relations
Summit Materials, Inc.
andy.larkin@summit-materials.com
720-618-6013
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